Exhibit 35
Countrywide
HOME LOANS
400 Countrywide Way
February 28, 2007 Simi Valley, California 93065-6298

U.S. Bank National Association
One Federal Street, 3rd FL
Boston, MA 02210
OFFICER'S CERTIFICATE

I, Joseph Candelario, hereby certify that I am an officer of Countrywide GP, Inc., general partner of Countrywide Home Loans Servicing LP (the "Servicer"). I further certify, with respect to the applicable servicing agreement relating to the securitization transaction(s)
set forth on Exhibit A attached hereto (the "Servicing Agreement") that:
(a) A review of the activities of the Servicer during the preceding calendar year and of the performance of the Servicer under the Servicing Agreement has been made under my supervision; and

(b) To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout such year,

/s/: Joseph Candelario
February 28, 2007
Joseph Candelario
First Vice President
Compliance Officer
Loan Administration
See Deal Name listing on following page.

Exhibit A
SASCO 2006-BC2
SASCO 2006-BC3
SASCO 2006-BC4
SASCO 2006-BC5
LXS 2006-2N
LXS 2006-4N
LXS 2006-ION
LXS 2006-12N
LXS 2006-16N
LXS 2006-18N
CSR 2006-AR1
HARBORVIEW 2006-1
HARBORVIEW 2006-4
GSR 2006-1 F (SUB)
GSR 2006-2F (SUB)
GSR 2006-3 F (SUB)
GSR 2006-5F (SUB)
GSR 2006-6F
GSR 2006-7F
GSR 2006-8F
GSR 2006-9F
SAIL 2006-3
HARBORVIEW 2006-CB1
PRIME 2006-CL I
SARM 2006-1
SARM 2006-10
SARM 2006-11
SARM 2006-2
SARM 2006-3
SARM 2006-4
SARM 2006-5
SARM 2006-7
SARM 2006-8
SARM 2006-9
SARM 2006-12
LXS 2006-3